FOR IMMEDIATE RELEASE
December 4, 2013

Contact Information Below

CoreLogic Expands Share Repurchase Authorization
To $350 million of Common Stock

IRVINE, Calif., December 4, 2013-CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, today announced that its Board of Directors has authorized the Company to repurchase up to $350 million of outstanding shares of its common stock. The authorization, which commences on December 3, 2013, has no expiration date and replaces the unused portion of the Company's previous share repurchase authorization.

“CoreLogic has delivered record levels of financial performance during 2012 and through the first nine months of 2013 by focusing on profitable revenue growth, expanding margins and strengthening our capital structure. At the same time, the Company has returned a significant amount of capital to our shareholders in the form of a repurchase of fifteen million shares of our common stock,” said Frank Martell, Chief Financial Officer of CoreLogic. “As we move forward, CoreLogic is committed to achieving continued profitable growth through ongoing investment in our business and, at the same time, returning capital to our shareholders and maintaining financial flexibility.”

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading property information, analytics and services provider in the United States and Australia. The Company's combined data from public, contributory and proprietary sources includes over 3.3 billion records spanning more than 40 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, transportation and government. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in seven countries. For more information, visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's goal of achieving profitable growth while returning capital to shareholders.  Risks and uncertainties exist that may cause the results to differ materially from those described in the forward-looking statements including  the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports

FOR IMMEDIATE RELEASE
December 4, 2013

on Form 10-Q.   The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Media Contacts:
Alyson Austin     Dan Smith
Corporate Communications     Investor Relations
949-214-1414     703-610-5410
newsmedia@corelogic.com     danlsmith@corelogic.com